Exhibit 99.1

Scripps reports second-quarter results

For immediate release	(NYSE: SSP)
Aug. 5, 2013

CINCINNATI - The E.W. Scripps Company reported operating results for the second quarter of 2013 that reflect an increase in local and national television advertising revenues and an increase in segment profit at the newspaper group. The Company also successfully rolled out its bundled subscription model in 11 of 13 newspaper markets.

"Although masked by the near absence of political advertising in 2013, the off year for elections, our core television revenues showed good growth on the strength of expanding local audiences," said Rich Boehne, Scripps chairman, president and CEO. "Local, national and digital advertising all grew, and retransmission fees moved up 34 percent.

"At the same time, expenses were down in the television division thanks to the success of our programming strategy. We now have two Scripps-owned shows on the air, Let's Ask America and The List, and partner in another, Right This Minute, which are quickly building audiences and lessening our reliance on purchased syndicated shows.

"In the newspaper division, segment profit grew despite a moderate decline in print advertising due to expense discipline. We rolled out bundled digital and print subscriptions in 11 of our 13 markets and have been pleased with the growth in new digital-only subscribers.

"Across the country this summer, we're rolling out the next generation of news apps and Internet news brands, designed to set our brands apart for engagement with fast-growing audiences through high-quality enterprise reporting and multi-platform story telling. These new digital news products are being accompanied by an expanded advertising sales force dedicated to garnering more than our share of this evolving marketplace. We're on track to add 100 experienced digital advertising sales reps in our markets by the end of the year."

Consolidated revenues were $207.9 million, a decrease of 4.2 percent, or $9.1 million, from the second quarter of 2012. Political advertising revenues decreased $10.4 million in this off-cycle period.

Costs and expenses for segments, shared services and corporate were $183.9 million, which represents a 0.9 percent decline from the prior-year period.

In the 2013 quarter, the Company reported income from operations before income taxes of $3.9 million compared to $9.7 million in the year-ago quarter.

Net income was $3.2 million, or 5 cents per share, in the second quarter of 2013, compared to $5.4 million, or 9 cents per share, in the second quarter of 2012. The tax benefit for the 2013 quarter includes $1.2 million, or 2 cents per share, in favorable adjustments to the reserve for prior-year income taxes.

Second-quarter results by segment are as follows:

Television
In the second quarter of 2013, revenue from television stations was $111.4 million, down $5.7 million from the prior-year period. Increases in local and national time sales and retransmission fees were not enough to offset expected declines in political advertising.

Excluding political advertising, television revenues increased 4.5 percent. Retransmission revenue was up 34 percent.

Advertising revenue broken down by category was:

•	Local, up 1.5 percent to $61.2 million

•	National, up 3.3 percent to $32.5 million

•	Political, $0.8 million compared to $11.2 million in the 2012 quarter

Digital revenue in the second quarter increased 14 percent to $4.1 million.

Expenses for the TV station group were down 1.6 percent, primarily due to lower syndicated programming costs.

Second-quarter segment profit in the television division was $30.5 million, compared to $34.9 million in the second quarter of 2012.

Newspapers
Total revenue from newspapers in the second quarter was $93.5 million, down 3.8 percent from the second quarter of 2012 but an improvement over the first-quarter decline of 4.7 percent.

Advertising and marketing services revenue declined to $60.5 million, down 4.5 percent from the same period a year ago.

Advertising and marketing services revenue broken down by category was:

•	Classified, down 11.3 percent to $17.1 million

•	Real Estate - down 5.3 percent

•	Employment - down 17.5 percent

•	Automotive - down 9.6 percent

•	Local, down 4.7 percent to $18.5 million

•	Preprint and other, up 0.2 percent to $16 million

•	National, down 8.9 percent to $2 million

•	Digital, up 6.6 percent, to $6.9 million. Pure-play digital revenue increased 11 percent over the year-ago quarter.

Subscription revenue decreased 1.9 percent to $28.1 million. During the quarter, Scripps launched bundled digital and print subscriptions in 11 of its 13 markets. More than 20 percent of subscribers established their digital accounts with full access to content on their smartphones, desktops and tablets. The rollout was late in the quarter and therefore did not impact second-quarter subscription revenue.

Total segment expenses decreased 5.4 percent to $87.6 million. Employee costs decreased 8.7 percent, primarily due to lower employment levels. Newsprint expense decreased 13.7 percent, due to lower volume and lower price.

The newspaper division's segment profit in the second quarter was $5.9 million, an increase from $4.6 million in the prior year period.

Shared services and corporate
The “shared services and corporate” line of the Company's financial statements includes certain incremental investments in hiring and developing digital-only sales people, streamlining the digital sales process, and creating digital content.

Shared services and corporate expenses increased $4.3 million to $12.1 million. Nearly all of this increase was due to costs to grow digital offerings and revenue.

Financial condition
Cash and cash equivalents totaled $218 million at June 30, 2013, while total debt was $188 million. We repurchased 1.7 million shares for $24.3 million in the second quarter and 2.7 million shares for $34.9 million year to date.

Year-to-date results
For the first half of the year, revenue was $407 million, compared to $424 million in the prior-year period. Political advertising declined $14.8 million year over year.

In the first six months of 2013, the Company reported a $3.7 million loss from operations before income taxes, compared to income from operations before income taxes of $2.3 million in 2012. The prior-year period included acquisition-integration costs of $5.8 million, primarily a non-cash charge to terminate an agreement with the previous national sales representation firm of the acquired stations.

Year-to-date, costs and expenses for segments, shared services and corporate were $371.5 million. That number is down $3.8 million from the same period in 2012, despite $7.6 million of incremental expenses this year to grow digital operations.

Net income was $0.5 million, or 1 cent per share, in the first half of 2013, compared with $1.0 million, or 2 cents per share, in the first half of 2012. The current-year tax benefit includes $2.4 million, or 4 cents per share, in favorable adjustments to the reserve for prior-year income taxes. Acquisition-integration costs reduced the prior-year earnings per share by approximately 6 cents.

Looking ahead
For year-over-year performance of key metrics in the third quarter of 2013, management expects:

•	Television revenues to be down mid- to high teens (prior-year period includes $34 million of political advertising)

•	Television expenses to be about flat

•	The decline in revenues in the newspaper group to continue to moderate and expenses to decline low single digits

•	Expenses for shared services and corporate to be approximately $15 million

For the full year of 2013, the Company expects:

•	Television revenues to be down low teens due to the political off-year

•	Television expenses to be down low single digits

•	Newspaper revenues and expenses to decline at a low-single-digit rate, with the decline in expenses being greater than the decline in revenue

•	Depreciation and amortization to be approximately $50 million

•	Capital expenditures to be approximately $25 million

•	Expenses for shared services and corporate to be about $55 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company's second-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, and click on the “Investor Relations” link.

To access the conference call by telephone, dial 1-800-230-1096 (U.S.) or 1-612-332-0107 (international) approximately 10 minutes before the start of the call. Investors and analysts will need the name of the call ("second-quarter earnings report") to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. EDT Aug. 5 until 11:59 p.m. Aug. 12. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 296167.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose "investor relations," then follow the "audio archives" link on the left side of the page.

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its 2012 SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
Scripps (www.scripps.com) is a leading media enterprise that embraces its rich history in delivering high-quality journalism through television stations, newspapers and the Scripps Howard News Service, while developing and expanding its digital strategies for multiple platforms. The company provides community-changing breaking news, story-telling, investigations and interactive outreach at 19 television stations in major markets such as Denver, San Diego, Detroit, Phoenix, Cleveland, Cincinnati and Tampa, and 13 newspaper markets, including Memphis, Knoxville, Naples, Fla., and Corpus Christi, Texas. Since 1941, Scripps has operated the National Spelling Bee, one of America's most-enduring celebrations of academic excellence. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.

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Contact Carolyn Micheli, The E.W. Scripps Company, 513-977-3732
carolyn.micheli@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2013	2012	2013	2012

Operating revenues	207,853	216,934	$406,506	$424,061
Segment, shared services and corporate expenses	(183,941)	(185,578)	(371,534)	(375,321)
Pension expense	(2,569)	(1,819)	(4,538)	(3,775)
Acquisition and related integration costs	—	—	—	(5,826)
Separation and restructuring costs	(1,425)	(2,355)	(2,401)	(4,066)
Depreciation and amortization	(11,774)	(12,603)	(23,588)	(24,909)
Gains (losses), net on disposal of property, plant and equipment	42	(212)	37	30
Operating expenses	(199,667)	(202,567)	(402,024)	(413,867)
Operating income	8,186	14,367	4,482	10,194
Interest expense	(2,656)	(3,211)	(5,269)	(6,365)
Miscellaneous, net	(1,634)	(1,435)	(2,938)	(1,552)
Income (loss) from operations before income taxes	3,896	9,721	(3,725)	2,277
(Provision) benefit for income taxes	(711)	(4,305)	4,239	(1,276)
Net income	3,185	5,416	514	1,001
Net income attributable to noncontrolling interests	—	—	—	—
Net income attributable to the shareholders of The E.W. Scripps Company	$3,185	$5,416	$514	$1,001
Net income per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:	$0.05	$0.09	0.01	0.02

Weighted average basic shares outstanding	57,448	55,146	56,894	54,961
See notes to results of operations.

Notes to Results of Operations
1. ACQUISITION AND RELATED INTEGRATION COSTS

Included in acquisition and related integration costs for the six-months ended June 30, 2012, is a $5.7 million non-cash charge to terminate the McGraw-Hill stations' national representation agreement. We decided to use our existing national representative in all Scripps markets. As an inducement, our national representative firm agreed to pay the $5.7 million termination fee.
2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Television includes ten ABC affiliates, three NBC affiliates, one independent station and five Azteca affiliates. Our television stations reach approximately 13% of the nation's television households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers.

Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and from the sale of newspapers to readers.

Syndication and other includes syndication of news features and comics and other features for the newspaper industry.

We allocate a portion of certain digital and corporate costs and expenses, including information technology, certain employee benefits, digital operations services and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes. A portion of our digital operations which are not allocated to our newspaper and television segments is included in shared services and corporate.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit plan pension expense (other than current service costs), income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2013	2012	Change	2013	2012	Change

Segment operating revenues:
Television	$111,393	$117,097	(4.9)%	$208,259	$216,654	(3.9)%
Newspapers	93,452	97,180	(3.8)%	192,940	201,559	(4.3)%
Syndication and other	3,008	2,657	13.2%	5,307	5,848	(9.3)%
Total operating revenues	$207,853	$216,934	(4.2)%	$406,506	$424,061	(4.1)%

Segment profit (loss):
Television	$30,532	$34,916		$47,024	$52,792
Newspapers	5,882	4,566		11,819	11,731
Syndication and other	(446)	(401)		32	408
Shared services and corporate	(12,056)	(7,725)		(23,903)	(16,191)
Depreciation and amortization	(11,774)	(12,603)		(23,588)	(24,909)
Gains (losses), net on disposal of property, plant and equipment	42	(212)		37	30
Interest expense	(2,656)	(3,211)		(5,269)	(6,365)
Pension expense	(2,569)	(1,819)		(4,538)	(3,775)
Acquisition and related integration costs	—	—		—	(5,826)
Separation and restructuring costs	(1,425)	(2,355)		(2,401)	(4,066)
Miscellaneous, net	(1,634)	(1,435)		(2,938)	(1,552)
Income (loss) from operations before income taxes	$3,896	$9,721		$(3,725)	$2,277

The following is segment operating revenue for television:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2013	2012	Change	2013	2012	Change

Segment operating revenues:
Local	61,154	60,248	1.5%	$114,809	$116,677	(1.6)%
National	32,530	31,491	3.3%	59,392	57,174	3.9%
Political	775	11,211		1,104	15,897
Digital	4,055	3,548	14.3%	7,831	6,624	18.2%
Retransmission	10,500	7,838	34.0%	20,942	15,599	34.3%
Other	2,379	2,761	(13.8)%	4,181	4,683	(10.7)%
Total operating revenues	$111,393	$117,097	(4.9)%	$208,259	$216,654	(3.9)%

The following is segment operating revenue for newspapers:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2013	2012	Change	2013	2012	Change

Segment operating revenues:
Local	$18,473	$19,380	(4.7)%	$38,752	$39,722	(2.4)%
Classified	17,118	19,291	(11.3)%	35,282	39,395	(10.4)%
National	2,037	2,237	(8.9)%	3,980	4,695	(15.2)%
Preprint and other	15,973	15,944	0.2%	32,235	33,264	(3.1)%
Digital advertising and marketing services	6,933	6,502	6.6%	13,593	12,990	4.6%
Advertising and marketing services	60,534	63,354	(4.5)%	123,842	130,066	(4.8)%
Subscriptions	28,096	28,642	(1.9)%	58,567	60,267	(2.8)%
Other	4,822	5,184	(7.0)%	10,531	11,226	(6.2)%
Total operating revenues	$93,452	$97,180	(3.8)%	$192,940	$201,559	(4.3)%

3. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2013	As of December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$218,101	$242,642
Other current assets	166,035	160,058
Total current assets	384,136	402,700
Investments	20,330	21,115
Property, plant and equipment	367,567	374,931
Goodwill	27,966	27,966
Other intangible assets	141,334	144,783
Deferred income taxes	32,360	36,095
Miscellaneous	19,238	23,178
TOTAL ASSETS	$992,931	$1,030,768

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$16,791	$23,329
Customer deposits and unearned revenue	24,402	26,240
Current portion of long-term debt	27,200	15,900
Accrued expenses and other current liabilities	63,941	80,564
Total current liabilities	132,334	146,033
Long-term debt (less current portion)	160,950	180,200
Other liabilities (less current portion)	159,704	164,625
Total equity	539,943	539,910
TOTAL LIABILITIES AND EQUITY	$992,931	$1,030,768

4. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2013	2012	2013	2012

Numerator (for basic and diluted earnings per share)
Net income attributable to the shareholders of The E.W. Scripps Company	$3,185	$5,416	$514	$1,001
Less income allocated to RSUs	(89)	(225)	(16)	(51)
Numerator for basic and diluted earnings per share	$3,096	$5,191	$498	$950
Denominator
Basic weighted-average shares outstanding	57,448	55,146	56,894	54,961
Effective of dilutive securities:
Stock options held by employees and directors	1,299	340	1,172	221
Diluted weighted-average shares outstanding	58,747	55,486	58,066	55,182